Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JANUARY SALES RESULTS

NATICK, MA – February 4, 2010 – BJ’s Wholesale Club, Inc. (NYSE:BJ) today reported that total sales for the month of January 2010 increased by 13.0% to $742.6 million from $656.9 million in January 2009. On a comparable club basis, January sales increased by 8.4%, including a contribution from sales of gasoline of approximately 5.5%. Excluding gasoline sales, merchandise comparable club sales increased by 2.9% in January. A calendar shift in the timing of the Super Bowl from January last year to February this year had a negative impact on merchandise comparable club sales of approximately 2%.

In 2009, the Company reported a comparable club sales decrease of 0.7% for the month of January, including a negative impact from sales of gasoline of 8.3%. Excluding gasoline sales, merchandise comparable club sales increased by 7.6% in January 2009.

For the fourth quarter ended January 30, 2010, total sales increased by 9.4% to $2.74 billion, and comparable club sales increased by 4.6%, including a contribution from sales of gasoline of 2.3%. For the year ended January 30, 2010, total sales rose by 1.6% to $9.95 billion and comparable club sales decreased by 1.9%, including a negative impact from sales of gasoline of 5.9%.

	Four Weeks Ended January 30, 2010	Q-4 Ended January 30, 2010	Fifty-two Weeks Ended January 30, 2010
Merchandise comparable club sales	2.9%	2.3%	4.0%
Impact of gasoline sales	5.5%	2.3%	(5.9%)
Comparable club sales	8.4%	4.6%	(1.9%)

Sales Results for January 2010

($ in thousands)

Four Weeks Ended		% Change
January 30, 2010	January 31, 2009	Net Sales	Comp. Sales
$742,590	$656,872	13.0%	8.4%

Fifty-Two Weeks Ended		% Change
January 30, 2010	January 31, 2009	Net Sales	Comp. Sales
$9,954,522	$9,802,237	1.6%	(1.9%)

The Company provided the following additional information regarding January 2010 comparable club sales:

•

Sales increased in weeks one, two and three, with the largest increase in week two. Sales decreased in week four, due primarily to the calendar shift in the timing of the Super Bowl from week four in January, 2009 to week one of February, 2010.

•	By region, sales increased in all regions, with the strongest increases in the Southeast and Upstate New York.

-More-

BJ’s Wholesale Club

February 4, 2010

•	Excluding sales of gasoline, traffic increased by approximately 5% and the average transaction amount decreased by approximately 2%.

•	Sales of food increased by approximately 4% and general merchandise sales were approximately flat to last year.

Merchandise departments with the strongest sales increases compared to last year included apparel, breakfast foods, candy, cigarettes, dairy, frozen, health and beauty aids, household chemicals, housewares, juices, paper products, produce, residential furniture, small appliances and tires. Weaker departments versus last year included automotive and tools, pre-recorded video, sporting goods, televisions and trash bags.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 187 BJ’s Wholesale clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Conference Call Information for Fourth Quarter and Year-End Financial Results

BJ’s plans to announce financial results for the fourth quarter and year ended January 30, 2010, as well as sales results for the month of February 2010, on Wednesday, March 3, 2010 at approximately 7 a.m. Eastern Time. Also on Wednesday, March 3, 2010, BJ’s management plans to hold a conference call at 8:30 a.m. Eastern Time to discuss the fourth quarter and fiscal year financial results for the year ended January 30, 2010. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit http://www.bjsinvestor.comevents.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately 90 days following the call.

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